                                                                    EXHIBIT 12.1

                              TRENWICK GROUP INC.
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


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
                                        SIX MONTHS                 YEAR ENDED DECEMBER 31,
                                           ENDED       -----------------------------------------------
                                       JUNE 30, 1998    1997      1996      1995      1994      1993
                                       -------------   -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Earnings:
Net income...........................     $18,220      $35,252   $33,848   $29,841   $20,282   $23,739
Extraordinary loss on debt
  redemption, net of $558 income tax
  benefit............................          --        1,037        --        --        --        --
Income taxes.........................       3,396       11,241     9,980     8,572     2,753     4,220
                                          -------      -------   -------   -------   -------   -------
Income before income taxes and
  extraordinary item.................      21,616       47,530    43,828    38,413    23,035    27,959
Fixed charges (as below).............       6,520       10,140     6,826     6,805     6,785     6,737
                                          -------      -------   -------   -------   -------   -------
Earnings (for ratio calculation).....     $28,136      $57,670   $50,654   $45,218   $29,820   $34,696
                                          =======      =======   =======   =======   =======   =======
Fixed charges:
Interest expense.....................     $ 1,349      $   894   $ 6,503   $ 6,496   $ 6,469   $ 6,486
Minority interest....................       4,851        8,920        --        --        --        --
Portion of rental expense which
  approximates the interest factor...         320          326       323       309       316       251
                                          -------      -------   -------   -------   -------   -------
Total fixed charges..................     $ 6,520      $10,140   $ 6,826   $ 6,805   $ 6,785   $ 6,737
                                          =======      =======   =======   =======   =======   =======
Ratio of earnings to fixed charges...         4.3          5.7       7.4       6.6       4.4       5.2
                                          =======      =======   =======   =======   =======   =======
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     For purposes of computing the consolidated ratios of earnings to fixed charges, "earnings" represent income before income taxes and extraordinary item and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), minority interest and the proportion deemed representative of the interest factor of rent expense.